Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with (i) Celgene Corporation’s (“Celgene,” “we,” “our,” “us,” or the “Company”) historical consolidated financial statements, and the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2017, and (ii) Juno Therapeutics, Inc.’s (“Juno”) historical financial statements, and the related notes thereto, included in this Form 8-K/A. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition, as if it had occurred on December 31, 2017 and combines the historical balance sheets of Celgene and Juno as of December 31, 2017. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2017 and combines the historical results of operations of Celgene and Juno for the year ended December 31, 2017.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Celgene.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs that may result from the integration of Juno. Although Celgene believes that certain cost savings may result from the acquisition, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated.

CELGENE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2017

(In Millions)

	Celgene	Juno	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	See Note 5	Combined
Assets
Current Assets:
Cash and cash equivalents	$7,013	$233	$(3,527)	a	$3,719
Marketable securities available-for-sale	5,029	493	(3,576)	a, c	1,946
Accounts receivable, net of allowances	1,921	14	(14)	b	1,921
Inventory	541	—	—		541
Other current assets	388	13	—		401
Total current assets	14,892	753	(7,117)		8,528

Property, plant and equipment, net	1,070	133	—		1,203
Long-term marketable securities available-for-sale	—	248	(248)	e	—
Intangible assets, net	8,436	75	8,165	d	16,676
Goodwill	4,866	222	2,906	d	7,994
Other non-current assets	877	4	248	e	1,129

Total assets	$30,141	$1,435	$3,954		$35,530

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings and current portion of long-term debt	$—	$—	$—		$—
Accounts payable	305	13	—		318
Accrued expenses and other current liabilities	2,523	81	332	b, e, f	2,936
Success payment liabilities	—	92	(92)	e	—
Contingent consideration	—	2	(2)	e	—
Income taxes payable	84	—	—		84
Current portion of deferred revenue	75	21	(21)	b	75
Total current liabilities	2,987	209	217		3,413

Deferred revenue, net of current portion	34	100	(100)	b	34
Income taxes payable	2,490	—	—		2,490
Contingent consideration, less current portion	—	23	(23)	e	—
Deferred tax liabilities	1,327	—	1,554	d	2,881
Tenant improvement allowance, deferred rent, and other long-term liabilities	—	46	(46)	g	—
Other non-current liabilities	544	—	33	e	577
Long-term debt, net of discount	15,838	10	2,969	a, e	18,817
Total liabilities	23,220	388	4,604		28,212

Stockholders’ Equity
Preferred stock	—	—	—		—
Common stock	10	—	—	h	10
Common stock in treasury	(20,243)	—	—		(20,243)
Additional paid-in-capital	13,806	2,312	(2,312)	i	13,806
Retained earnings (Accumulated deficit)	13,061	(1,268)	1,848	j	13,641
Accumulated other comprehensive income	287	3	(186)	k	104
Total stockholders’ equity	6,921	1,047	(650)		7,318
Total liabilities and stockholders’ equity	$30,141	$1,435	$3,954		$35,530

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CELGENE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(In Millions, except per share amounts)

	Celgene	Juno	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments	See Note 5	Combined

Revenue:
Net product sales	$12,973	$—	$—		$12,973
Other revenue	30	112	(86)	l	56

Total revenue	13,003	112	(86)		13,029

Expenses:
Cost of goods sold (excluding amortization of acquired intangible assets)	461	—	—		461
Research and development	5,915	452	(121)	l, q, r	6,246
Selling, general and administrative	2,941	108	—		3,049
Amortization of acquired intangible assets	329	—	84	m	413
Acquisition related (gains) charges, net	(1,350)	—	69	r	(1,281)

Total costs and expenses	8,296	560	32		8,888

Operating income (loss)	4,707	(448)	(118)		4,141

Other income and (expense):
Interest and investment income, net	105	8	(60)	n	53
Interest (expense)	(522)	—	(118)	o	(640)
Other income (expense), net	24	(3)	—		21

Income (loss) before income taxes	4,314	(443)	(296)		3,575

Income tax provision (benefit)	1,374	(6)	(281)	p	1,087

Net income (loss)	$2,940	$(437)	$(15)		$2,488

Net income per share:
Basic	$3.77				$3.19
Diluted	$3.64				$3.08

Weighted average shares:
Basic	779.2				779.2
Diluted	808.7				808.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.              Description of Transaction

On January 21, 2018, Celgene and Juno signed a definitive agreement in which Celgene agreed to acquire Juno for $87.00 per share in cash, through a tender offer. Upon completion of the acquisition on March 6, 2018, Juno became a subsidiary of Celgene. Total consideration for the acquisition was approximately $10.4 billion, consisting of $9.1 billion for common stock outstanding, $966 million for the fair value of our investment in Juno and $367 million for the portion of equity compensation attributable to the pre-combination service period. In addition, the fair value of the awards attributed to the post-combination service period was $666 million, which will be recognized as compensation expense over the requisite service period in the post-combination financial statements of Celgene. As a result of the acquisition, Celgene acquired $818 million of cash, cash equivalents and marketable securities resulting in a total transaction value of approximately $8.6 billion, net of cash, cash equivalents and marketable securities acquired. Celgene funded the transaction through a combination of existing cash, cash equivalents, marketable securities and a portion of the February 2018 issuance of $4.5 billion of senior notes.

2.              Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, and was based on the historical financial statements of Celgene and Juno. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition, as if it had occurred on December 31, 2017 and combines the historical balance sheets of Celgene and Juno as of December 31, 2017. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on January 1, 2017 and combines the historical results of operations of Celgene and Juno for the year ended December 31, 2017.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the consolidated results.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

3.              Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies as Celgene is not aware of any differences that would have a material impact on the combined financial statements. Certain amounts from the historical consolidated financial statements of Juno have been reclassified to conform their presentation to that of Celgene. See footnote 5(e).

4.              Purchase Price Consideration and Preliminary Purchase Price Allocation

The total purchase price consideration is calculated as follows (in millions; except for share data):

Number of Juno common shares outstanding as of March 6, 2018 (excluding those owned by Celgene)	104,614,284
Cash price per share	$87.00
Cash consideration	$9,101
Fair value of Juno equity awards attributed to pre-combination service period (1)	367
Fair value of Celgene’s investment in Juno	966
Total purchase price consideration	$10,434

(1)         The portion of equity compensation attributable to the post-combination service period is $666 million which will be recognized as compensation expense over the requisite service period in the post-combination financial statements of Celgene.

A preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Celgene for this acquisition, reconciled to the purchase price consideration is shown below. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Juno’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed for purposes of the estimated pro forma adjustments.

Allocation of purchase price (in millions):
Tangible assets and liabilities:
Working capital (1)	$268
Property, plant and equipment, net	133
Other non-current assets	252
Deferred tax liabilities	(1,554)
Other non-current liabilities	(33)
Total net tangible assets	(934)

Intangible assets:
In-process research and development (IPR&D)	6,980
Technology platform intangible asset	1,260
Goodwill	3,128
Total intangible assets	11,368
Total allocated purchase price consideration	$10,434

(1)         Includes cash and cash equivalents, marketable securities available-for-sale, accounts receivable, other current assets, accounts payable, accrued expense and other current liabilities.

5.              Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on preliminary estimates of fair value.

For purposes of these unaudited pro forma condensed combined financial statements, the net book value of property, plant and equipment is assumed to approximate fair value. There are no fair value adjustments to leases or other contracts included herein. Further analysis will be performed to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

These unaudited pro forma condensed combined financial statements contemplate the use of Celgene’s cash on hand and the sale of Celgene investments in marketable securities available-for-sale to finance the acquisition, as well as Celgene’s use of financing arrangements. Celgene funded the transaction through a combination of existing cash, cash equivalents, marketable securities and a portion of the February 2018 issuance of $4.5 billion of senior notes.

For purposes of preparing these unaudited pro forma condensed combined financial statements, we assumed the following adjustments:

Pro Forma Condensed Combined Balance Sheet as of December 31, 2017

(a)  Assumes the following sources and uses of cash (in millions):

Assumed sources of cash:
Issuance of long-term debt to fund the acquisition	$3,000
Sale of marketable securities available-for-sale	3,068
Total assumed sources of cash	6,068

Assumed uses of cash:
Long-term debt issuance costs (1)	21
Acquisition costs (2)	106
Cash consideration (3)	9,468
Total assumed uses of cash	9,595

Net cash pro forma adjustment	$(3,527)

(1)         Represents financing-related transaction fees incurred on the issuance of the long-term debt to fund the acquisition, all of which were recorded as a direct deduction from the face value of the senior notes issued in February 2018.

(2)         To record Celgene’s and Juno’s acquisition transaction costs of $41 million and $65 million, respectively. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings for Celgene’s costs.

(3)         Cash consideration represents (1) the number of Juno common shares outstanding as of March 6, 2018 (excluding those owned by Celgene) at the offer price of $87.00 per share and (2) the fair value of Juno equity awards attributed to the pre-combination service period.  See Purchase Price Consideration table in footnote 4.

(b)  The elimination of amounts reflected on the historical consolidated balance sheets from transactions between Celgene and Juno (in millions):

Company	Classification	Pro Forma Adjustment
Juno	Accounts receivable, net of allowances	$(14)
Celgene	Accrued expenses and other current liabilities	(14)
Juno	Current portion of deferred revenue	(21)
Juno	Deferred revenue, net of current portion	(100)

(c)  Reflects an increase of $458 million in the fair value of Celgene’s investment in Juno to $966 million, which is based on the offer price of $87.00 per share with a corresponding increase to retained earnings. See footnote 5(j). In addition, Celgene’s investment in Juno was eliminated in the preliminary purchase price allocation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(d) Represents adjustments to record the preliminary estimated fair value of intangible assets of $8,240 million, which is an increase of $8,165 million over Juno’s book value of intangible assets prior to the acquisition.

Identified intangible assets expected to be acquired consist of the following (in millions):

IPR&D	$6,980
Technology platform intangible asset	1,260
Total	$8,240

The fair value estimate for all identifiable intangible assets is preliminary. The final determination of the fair value of the technology platform intangible asset, as well as its estimated useful life, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation.

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets, net of liabilities. Goodwill acquired is estimated to be $3,128 million. The estimated goodwill to be recognized is attributable primarily to the broadening of our product portfolio and research capabilities in the hematology and oncology therapeutic area, the assembled workforce and the deferred tax consequences of the IPR&D asset recorded for financial statement purposes. The goodwill created in the acquisition is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed. This includes an adjustment to deferred income tax liabilities of $1,554 million resulting from pro forma acquisition adjustments for the assets and liabilities to be acquired.  In addition, Juno’s historical goodwill of $222 million was eliminated in the preliminary purchase price allocation.

(e)          Certain amounts from the historical consolidated financial statements of Juno have been reclassified to conform their presentation to that of Celgene as follows (in millions):

Juno Classification	(Decrease)	Celgene Classification	Increase
Long-term marketable securities available-for-sale	$(248)	Other non-current assets	$248
Success payment liabilities	(92)	Accrued expenses and other current liabilities	92
Contingent consideration	(2)	Accrued expenses and other current liabilities	2
Contingent consideration, less current portion	(23)	Other non-current liabilities	23
Long-term debt, net of discount	(10)	Other non-current liabilities	10

(f) Assumes the following pro forma adjustments to accrued expenses and other current liabilities (in millions):

Fair value adjustment to increase accrued expenses and other current liabilities (See 4)	$232
Estimated separation related cash payments and reimbursement payments for excise taxes (See 5(j))	20
$252

(g)          Reflects the preliminary fair value adjustment to tenant improvement allowance, deferred rent and other long-term liabilities (See 4).

(h)         Reflects the elimination of Juno’s historical common stock as part of the acquisition.

(i)             Reflects the elimination of Juno’s historical additional paid-in-capital as part of the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(j)            Assumes the following pro forma adjustments to retained earnings (in millions):

Elimination of Juno’s historical accumulated deficit	$1,268
Estimated Celgene acquisition transaction costs (See 5(a)(2))	(41)
Increase in fair value of Celgene’s investment in Juno (See 5(c))	458
Elimination of historical Celgene unrealized gain on Celgene’s investment in Juno (See 5(k))	281
Estimated separation related cash payments and reimbursement payments for excise taxes (See 5(f))	(20)
Estimated income tax expense on pro forma adjustments	(98)
$1,848

(k)  Assumes the following pro forma adjustments to accumulated other comprehensive income (in millions):

Elimination of historical Celgene unrealized gain, net of tax on Celgene’s investment in Juno	$(183)
Elimination of Juno’s historical accumulated other comprehensive income	(3)
$(186)

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2017

(l)             Reflects the elimination of amounts reflected in the historical consolidated statement of operations from transactions between Celgene and Juno.

(m)     The adjustment made to amortization of acquired intangible assets includes $84 million for the fiscal year ended December 31, 2017 of additional amortization expense due to the identification of a technology platform intangible asset in the preliminary purchase price allocation discussed in footnote 5(d) above.

Pro forma amortization has been estimated on a preliminary basis, which may materially differ upon finalizing the purchase price allocation and the useful life of the acquired technology platform intangible asset. For each increase or decrease of $100 million to the pro forma adjustment to the technology platform intangible asset, assuming a weighted average useful life of 15 years, amortization expense included in amortization of acquired intangible assets would increase or decrease by $7 million for the fiscal year ended December 31, 2017.

(n)         Reflects an estimate of foregone interest income on cash, cash equivalents and marketable securities based on the sale of marketable securities available-for-sale as a source of liquidity to fund the acquisition.

(o)         Interest expense consists of interest expense, amortization of debt issuance costs and other recurring financing costs associated with the $3.0 billion of debt incurred to fund the acquisition, with a weighted-average annual interest rate of 3.8% and $21 million in debt issuance costs. A change of 1/8 of a percent (0.125%) in the interest rate assumed for these pro forma purposes would result in a $4 million change in pro forma interest expense for the year ended December 31, 2017.

(p)         Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment is expected to occur. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition, as if it had occurred on December 31, 2017, and reflects the U.S. corporate tax rate (21%) that was enacted on December 22, 2017 as part of U.S. tax reform.  The pro forma adjustments to the Income tax provision (benefit) in the unaudited pro forma condensed combined statement of operations reflect that the deferred tax impacts of the acquisition were recorded at the U.S. corporate tax rate of 21%, and do not include a tax benefit for the reduction in the U.S. corporate tax rate from 35% to 21% as a result of U.S. tax reform.

(q)         Reflects the elimination of Juno’s historical amortization expense of $7 million.

(r)            Reflects the reclassification of Juno’s historical success payment expense of $69 million from research and development to acquisition related (gains) charges, net to conform to the Celgene presentation.